Exhibit 24(b)(8.117)

FIRST AMENDMENT TO SERVICE AGREEMENT

BETWEEN

ING LIFE INSURANCE AND ANNUITY COMPANY,

AND

LORD ABBETT SERIES FUND, INC.

     This First Amendment to Service Agreement (“Amendment”) is dated this 30th of April, 2009, effective as of the 1st day of May, 2005, between ING Life Insurance and Annuity Company (f/k/a Aetna Life Insurance and Annuity Company) (“ING Life”) and the Lord Abbett Series Fund, Inc. (the “Fund”) (collectively, the “Parties”).

     WHEREAS, the Parties entered into a Service Agreement effective as of July 20, 2001 (the “Service Agreement”) and desire to further amend said Service Agreement in the manner hereinafter set forth;

NOW THEREFORE, the Parties hereby amend the Service Agreement as follows:

1.	ING USA Annuity and Life Insurance Company (“ING USA”) is added as a Party to the Service Agreement;
2.	ReliaStar Life Insurance Company (“RLIC”) is added as a Party to the Service Agreement;
3.	ReliaStar Life Insurance Company of New York (“RLIC of NY”) is added as a Party to the Service Agreement;
4.	The parties agree that no fees shall be payable under Section 2(a) of the Agreement to ING USA, RLIC, and RLIC of NY for the period between the effective date and execution date of this Amendment.

     Except as provided herein, the terms and conditions contained in the Service Agreement shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ING Life Insurance and Annuity Company		Lord Abbett Series Fund, Inc.
By:	/s/ Lisa S. Gilarde	By:
Name:	Lisa Gilarde	Name:	Lawrence H. Kaplan
Title:	Vice President	Title:	Vice President and Secretary

ING USA Annuity and Life Insurance Company		ReliaStar Life Insurance Company of New York
By:	/s/ Mary Bea Wilkinson	By:	/s/ Mary Bea Wilkinson
Name:	Mary Bea Wilkinson	Name:	Mary Bea Wilkinson
Title:	Vice President	Title:	Vice President

ReliaStar Life Insurance Company
By:	/s/ Robert Garrey
Name:	Robert Garrey
Title:	Vice President